Exhibit 21.1
Subsidiaries of Teladoc Health, Inc.

Name	Domestic Jurisdiction
Advance Medical, Inc.	Massachusetts
Advanced Medical Healthcare Management Consulting (Shanghai) Co., Ltd.	China
AM Healthcare Management Consulting Sdn. Bhd.	Malaysia
Association pour le Déploiement de Parcours de Santé Territoriaux et Phygitaux	France
Best Doctors Holdings, Inc.	Delaware
Best Doctors, Inc.	Delaware
BetterHelp, Inc.	Delaware
BetterSleep Health, LLC	Delaware
Catapult Health, LLC	Texas
Consultant Connect Limited	England and Wales
Diabeto Inc.	Delaware
Institute of Patient Safety and Quality in Virtual Care, LLC	Texas
InTouch Health Providers, LLC	Florida
InTouch Technologies, LLC	Delaware
Ipnos Software ULC	Alberta
Livongo Health Malaysia Sdn. Bhd.	Malaysia
Livongo Health, LLC	Delaware
myStrength, Inc.	Delaware
Retrofit Inc.	Delaware
Rise Health, Inc.	Delaware
Smartek S.R.L.	Argentina
TAO Connect, Inc.	Delaware
TDOC Direct, LLC	Delaware
Teladoc Health Australasia Pty Limited	Australia
Teladoc Health Brasil - Serviços de Consultoria em Saude Ltda	Brazil
Teladoc Health Brasil - Serviços de Tecnologia Ltda	Brazil
Teladoc Health Canada, Inc.	Canada
Teladoc Health Denmark ApS	Denmark
Teladoc Health France SAS	France
Teladoc Health Germany GmbH	Germany
Teladoc Health India Private Limited	India
Teladoc Health International, Sociedad Anónima Unipersonal	Spain
Teladoc Health Ireland Limited	Ireland
Teladoc Health Netherlands B.V.	Netherlands
Teladoc Health Péru S.A.C.	Peru
Teladoc Health Poland sp. z o.o.	Poland
Teladoc Health Portugal, S.A.	Portugal
Teladoc Health Singapore Pte. Ltd.	Singapore
Teladoc Health UK Ltd	England and Wales
Teladoc Hungary Consulting and Services Limited Liability Company	Hungary
Telecare Australia Pty Ltd	Australia
Teladoc U.S. Group Health, Inc.	Delaware

Name	Domestic Jurisdiction
THF Service Medical	France
Uplift Health Technologies, Inc.	Delaware
VESC Health Pty LTD	Australia